2929 Seventh Street, Suite 100Berkeley, California   94710

Exhibit 10.84

2929 Seventh Street, Suite 100 Berkeley, California 94710

Sent via USPS

February 27, 2013

David Novack

Re:	Amended Employment Terms

Dear David:

Dynavax Technologies Corporation (“Dynavax” or the “Company”) is pleased to offer you the position of Senior Vice President, Operations and Quality, on the following terms.

You will be responsible for providing strategic leadership and operational management oversight of the technical operations and quality organizations of the Company, and other duties as assigned. You will report to J. Tyler Martin, MD, President and Chief Medical Officer and work at our facility located at 2929 Seventh Street, Suite 100 in Berkeley, California.  The Company may change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $25,000 per month, annualized to $300,000, less payroll deductions and all required withholdings.  You will be paid semi-monthly, and will be eligible for the following standard Company benefits:  medical insurance for yourself and your family (there will be an employee contribution for dependent coverage), 12 holidays per year, life insurance, disability insurance, long-term care insurance, Flexible Spending Account, 401(k), and Employee Stock Purchase Plan.  The Company may modify compensation and benefits from time to time as it deems necessary.

Personal time off is not accrued or tracked for members of the executive team.  The attached Personal Time-Off Policy highlights the time off you have to use each year.  Also, you and your eligible dependents will be covered under the Exec-U-Care medical reimbursement plan.  This plan supplements your health insurance up to $50,000 per employee or family unit for unreimbursed medical expenses during a calendar year. Please be advised, the Exec-U-Care plan will be available through year end December 2013 due to the Health Care Reform Act.

As a member of the executive team, you are eligible for a 50% target annual incentive bonus, based on your performance measured against corporate, individual and project milestones to be proposed by the company and mutually agreed upon by the parties by no later than thirty days from your start date with Dynavax.  Annual incentive bonus targets are typically reviewed and approved by the Company's Compensation Committee in the first quarter of the following year, and payout of the bonuses are at the discretion of the Company’s board of directors. To receive an incentive bonus payment, an eligible participant in the program must be an active employee on the date the bonus is paid.

The Company will grant you a stock option to purchase 300,000 shares of the Common Stock of the Company, with an exercise price equal to the fair market value of the Common Stock on the date of grant. This stock option is subject to all of the terms and conditions set forth in the applicable award agreement and applicable stock incentive plan.  Your stock option grant of 300,000 shares of the Common Stock of the Company will vest as follows: 25% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/48 of the Shares subject to the Option shall vest on the last day of each month thereafter, provided that vesting shall cease upon termination of your continuous service to the Company.

2929 Seventh Street, Suite 100Berkeley, California   94710

Phone: 510-848-5100                Toll-free: 877-848-5100            Fax: 510-848-1327   www.dynavax.com

2929 Seventh Street, Suite 100 Berkeley, California 94710

As agreed upon, we will provide you with a $75,000 sign-on bonus, less applicable withholding deductions. This bonus will be paid in the pay cycle after completing four weeks of full-time employment.  If you voluntarily terminate your employment within twelve months of your start date, this amount must be reimbursed to the Company.

This offer is subject to your submission, no later than three days after your employment begins, of an I-9 form and satisfactory documentation regarding your identification and right to work in the United States.

Your employment is contingent upon the acceptable results of a background check, including Social Security number, education, and employment verification. Any falsification of an applicant’s employment history or educational background will result in withdrawal of the offer and/or termination of employment, if hired.

As an employee of the Company, you will be expected to abide by Company rules and regulations, and to sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday.  As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed except by written agreement signed by a Company officer.

The employment terms in this letter and your management continuity and severance agreement supersede any other agreements or promises made to you by anyone, whether oral or written.

Please sign and date one copy of this letter and return it in the enclosed envelope to Cecilia Vitug, VP of Human Resources, if you accept our offer of employment.  A mutually acceptable start date can be agreed upon after you accept our offer of employment.

David, we look forward to a positive reply and productive and enjoyable work relationship if you join the Company.

Sincerely,

/s/ Cecilia Vitug
Cecilia Vitug
Vice President, Human Resources & Corporate Services
Accepted:
/s/ David Novack
David Novack
March, 6, 2013
Date